Exhibit 99.1

NEWS RELEASE
Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reports Record Performance for 1st Quarter FY03

Quarter Revenue up 23 percent; Net Income up 104 percent; EPS of 18 cents

Focus on Mission-Critical Assignments Drives Growth

RESTON, VA, April 29, 2003 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced record results for its first quarter ended March 29, 2003. Revenue for the first quarter of fiscal year 2003 (FY03) increased 23 percent while net income increased by 104 percent as compared to the first quarter in the previous year.  The Company’s results were driven by strong growth in its key focus areas:  homeland security, Federal IT modernization, and space systems modernization.

First Quarter of FY03 Financial Results

Revenue for the first quarter of FY03 was $41.3 million, an increase of 23 percent over first quarter FY02 revenue of $33.5 million.  Revenue growth in the first quarter was primarily the result of increased activities in our outsourcing, space engineering, and command and control services.  Core federal government contract revenue, which represents 94 percent of first quarter FY03 total revenue, grew by 29 percent to $38.7 million from $30 million for the first quarter FY02. Consistent with plans to focus on core government IT opportunities, commercial and other non-core business revenues declined 25 percent to $2.6 million from $3.5 million for the same period in FY02.

Net income for the first quarter FY03 was $1.5 million or $0.18 per diluted share, as compared to $0.73 million or $0.07 per diluted share for the first quarter FY02.  Operating income was up 24%, to $2.6 million, from $2.1 million, a year ago.

Ray Oleson, SI International’s Chairman and CEO, said, “We are very pleased to report our continuing trend of strong organic growth.  These record results demonstrate that we are in the right markets, testify to the strength of our client relationships, and provide a solid foundation for meeting our financial goals for fiscal year 2003.”

Backlog as of March 29, 2003 was $258 million, including $81 million in funded backlog and $177 million in unfunded backlog.  Backlog increased 11 percent from $233 million at the end of FY02.

1st Quarter FY03 Business Highlights

During the quarter, the following occurred:

•                                $50 million extension on C4I2SR contract supporting U.S. Air Force Space Command, NORAD, and U.S. Strategic Command (formerly U.S. Space Command).

•                                $43.5 million contract for space sensors engineering support with Air Force Space Command.

•                                $15 million increase on ceiling to $60 million for Dept. of State National Visa Center.

•                                $6.8 million contract to assist in defining and developing a Decision Support System for the Naval Air Systems Command.

•                                $5.4 million contract to provide information warfare expertise for U.S. Central Command.

“At the end of the quarter, the Company had $13.3 million in cash and cash equivalents, and no debt.  This, together with our untapped credit facility, provides SI International with the financial strength to continue to grow organically and accelerate our growth through selective acquisitions,” said Oleson.

Business Outlook

Based on the Company’s current backlog and management estimates as to future tasking and contract awards, SI International issued the following guidance ranges for the second fiscal quarter FY03 and maintained its previous guidance for full year FY03:

	Q2 2003	Full Year 2003
Revenue	$40 - 42 million	$164 - 170 million
Net income	$1.4 - 1.8 million	$6.1 - 7.0 million
Diluted earnings per share	$0.17 - 0.20	$0.72 - 0.78

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 10 AM EDT, today. Participating in the conference call will be SI International’s Chairman and CEO Ray Oleson, President and COO Brad Antle, and Executive Vice President and CFO, Ted Dunn. A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com . A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference is available by telephone beginning on Tuesday, April 29, 2003 at 1:00 PM EDT through Tuesday, May 6, 2003 at 1:00 PM EDT by calling 1-800- 642-1687 and entering the conference ID number 9566174.

About SI International: SI International is a provider of information technology and network solutions primarily to the federal government.  The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  These risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; and SI International’s ability to attract and retain qualified personnel.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed above as well as those in the Risk Factors section of the annual report on Form 10-K/A filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.

SI International, Inc.

Consolidated Income Statement (unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 29,	March 30,
	2003	2002

Revenue	$41,324	$33,463
Direct costs	25,026	19,145
Indirect costs	13,163	11,718
Depreciation	512	481
Amortization
Income from Operations	2,623	2,119
Interest expense	(162)	(697)
Minority interest		(38)
Change in fair value of put warrants		(90)
Income before taxes	2,461	1,294
Provision for income taxes	973	564

Net income, GAAP	$1,488	$730

Dividends on preferred stock	0	533

Net income attributable to common stockholders	$1,488	$197

Basic weighted average shares outstanding	8,442	2,632

Diluted weighted average shares outstanding	8,442	2,773

Earnings per share:
Basic	$0.18	$0.07
Diluted	$0.18	$0.07

EBITDA(1)	$3,135	$2,600

Notes:	(1) EBITDA is defined as GAAP net income plus interest expense, income taxes, depreciation and amortization, change in the value of put warrants and minority interest.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

SI International, Inc.

Revenue Segmentation Data (unaudited)

(In thousands)

	Three Months Ended
	March 29, 2003		March 30, 2002		Growth

	$	%	$	%	$	%
Core government revenue	38,699	93.6%	29,951	89.5%	8,748	29.2%
Commercial revenue	2,595	6.3%	3,077	9.2%	(482)	-15.7%
Non continuing revenue	30	0.1%	434	1.3%	(404)	-93.1%
Total revenue	41,324	100.0%	33,463	100.0%	7,861	23.5%

Prime revenue	34,085	82.5%	26,693	79.8%	7,392	27.7%
Subcontract revenue	7,239	17.5%	6,771	20.2%	468	6.9%
Total revenue	41,324	100.0%	33,463	100.0%	7,861	23.5%

Cost plus	15,215	36.8%	12,323	36.8%	2,892	23.5%
Time & materials	16,077	38.9%	15,618	46.7%	459	2.9%
Fixed price	10,032	24.3%	5,523	16.5%	4,509	81.6%
Total revenue	41,324	100.0%	33,463	100.0%	7,861	23.5%

Department of Defense	21,340	51.6%	14,544	43.5%	6,796	46.7%
Civilian agencies	17,389	42.1%	15,841	47.3%	1,548	9.8%
Commercial	2,595	6.3%	3,077	9.2%	(482)	-15.7%
Total revenue	41,324	100.0%	33,463	100.0%	7,861	23.5%

Major contracts:
C4I2SR	8,808	21.3%	6,400	19.1%	2,408	37.6%
NVC/KCC	5,977	14.5%	3,798	11.4%	2,179	57.4%
All other	26,539	64.2%	23,265	69.5%	3,274	25.5%
Total revenue	41,324	100.0%	33,463	100.0%	7,861	23.5%

SI International, Inc.

Consolidated Balance Sheet (unaudited)

As of December 28, 2002 and March 29, 2003

(In thousands)

	March 29,	December 28,
	2003	2002

Cash and cash equivalents	$13,250	$10,856
Account receivable, net	31,181	31,901
Other current assets	3,531	3,741

Total current assets	47,962	46,498

Property and equipment, net	4,380	4,542
Goodwill and assembled workforce	39,829	39,829
Other assets	1,351	1,446

Total assets	93,522	92,315

Accounts payable and accrued expenses	13,220	12,712
Current portion of notes payable	343	480
Current portion of capital leases	94	94
Deferred revenue	58	1,074
Other current liabilities	2,312	2,201

Total current liabilities	16,027	16,561

Other long term liabilities	1,991	1,777

Common stock	85	85
Additional paid in capital	75,685	75,682
Deferred compensation	(474)	(509)
Accumulated deficit	208	(1,281)

Total stockholders’ equity	75,504	73,977

Total liabilities and stockholders equity	$93,522	$92,315

SI International, Inc.

Consolidated Statements of Cash Flows (unaudited)

 (In thousands)

	Three months ended
	March 29, 2003	March 30, 2002
Cash flows from operating activities:
Net income	$1,488	$730
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	512	481
Loss on disposal of fixed assets	168	—
Stock-based compensation	35	34
Deferred income tax provision	—	—
Amortization of deferred financing costs and debt discount	96	74
Change in fair value of put warrants	—	90
Minority interests	—	38
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	719	(687)
Other current assets	211	(909)
Other assets	(1)	25
Accounts payable and accrued expenses	509	2,301
Deferred revenue	(1,017)	(50)
Other long term liabilities	236	(81)
Net cash provided by (used in) operating activities	2,956	2,046
Cash flows from investing activities:
Purchase of property and equipment, net	(518)	(358)
Cash paid for acquired businesses, net of cash acquired	—	—
Net cash used in investing activities	(518)	(358)
Cash flows from financing activities:
Proceeds from issuance of common stock	4	—
Proceeds from bank overdrafts	111	233
Borrowings under line of credit	—	17,473
Repayments of line of credit	—	(17,690)
Repayments of notes payable	(137)	(900)
Repayments of long-term debt and borrowings from stockholders	—	(563)
Payments of capital leases	(22)	(42)
Net cash provided by financing activities	(44)	(1,489)
Net increase (decrease) in cash and cash equivalents	2,394	199
Cash and cash equivalents, beginning of period	10,856	470
Cash and cash equivalents, end of period	$13,250	$669
Supplemental disclosures of cash flow information:
Cash payments for interest	$51	$486
Cash payments for income taxes	$79	$337

Free Cash Flow(1)	$2,438	$1,688

Note:  (1) Free Cash Flow is defined as cash provided by operating activities less purchase of property, plant, and equipment, which are standard GAAP measurements. We have provided free cash flow because we believe it is a commonly used measure of financial performance as well as to enhance an understanding of operating results.  Free Cash Flow should not be construed as an alternative to net income as an indicator of our operating performance.

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